Exhibit 3.1

 CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS

OF

SERIES A SENIOR PREFERRED STOCK

OF

 FTAI INFRASTRUCTURE INC.

(Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware)

FTAI Infrastructure Inc., a Delaware corporation (hereinafter, the “Corporation”), does hereby certify as follows:

FIRST:  Section 8(a)(xi) of the Corporation’s Certificate of Designations of the Series A Senior Preferred Stock (the “Certificate of Designations”) is hereby amended to read in its entirety as set forth below:

“(xi) with respect to the Company and each Intermediate Holding Company, Incur, directly or indirectly, any Indebtedness other than (v) Acquisition Indebtedness; (w) [reserved], (x) any Indebtedness in respect of the Series A Preferred Stock, (y) Indebtedness in an aggregate outstanding principal amount not to exceed the Company Debt Cap at any time Incurred pursuant to the Senior Debt Agreement (including any supplement thereto) or any Permitted Refinancing Indebtedness in respect thereof and (z) at any time the LTM Unlevered Free Cash Flow Condition is satisfied, other Indebtedness that is not prohibited by the Senior Debt Agreement; provided, that the Company shall, and shall cause each Intermediate Holding Company to, comply with Section 8(a)(vi) herein;”

SECOND:  Section 8(a)(xiii) of the Certificate of Designations is hereby amended to read in its entirety as set forth below:

“(xiii) cause or permit Transtar to Incur, directly or indirectly, any Indebtedness other than (x) guarantees of Indebtedness of the Company or any Intermediate Holding Company permitted pursuant to Section 8(a)(xi)(y), (y) [reserved] and (z) at any time the LTM Unlevered Free Cash Flow Condition is satisfied, other Indebtedness that is not prohibited by the Senior Debt Agreement; provided, that the Company shall cause Transtar to comply with Section 8(a)(vi) and Section 8(a)(xvi) herein;”

THIRD:  Section 8(a)(xvi) of the Certificate of Designations is hereby amended to read in its entirety as set forth below:

“(xvi) other than with respect to any Permitted Inter-Silo Transactions, permit (a) a member of any Silo (X) to be an obligor in respect of any Indebtedness in respect of which any member of a different Silo is an obligor or (Y) to provide a Guarantee with respect to any Indebtedness or other obligation of a member of a different Silo (provided, that members of different Silos shall be permitted to provide a Guarantee in respect of Indebtedness Incurred pursuant to the Senior Debt Agreement (including any supplement thereto) and any Permitted Refinancing Indebtedness in respect thereof, to the extent required pursuant to the terms of the Senior Debt Agreement); (b) a member of any Silo to make or hold any Investment in a member of a different Silo; (c) a member of any Silo to sell, convey, transfer, or otherwise dispose of property or assets to any member of a different Silo; (d) any member of a Silo to enter into or suffer to exist any transaction with any member of another Silo (an “Inter-Silo Transaction”) except to the extent such transaction would be permitted as an Affiliate Transaction by such first member with an Affiliate under Section 8(a)(iii) herein, treating only Permitted Inter-Silo Transactions as Permitted Affiliate Transactions for this purpose; (e) a member of any Silo to make a Restricted Payment if the proceeds of such Restricted Payment are ultimately used, whether directly or indirectly (including by way of a subsequent Investment), to fund any member of a different Silo; (f) the members of more than one Silo to have the same direct or indirect parent, unless such parent is the Company or an Intermediate Holding Company; or (g) the members of any Silo to operate any business other than the business operated by such Silo on the Subscription Agreement Date or date on which such Silo is acquired or created by the Company and its Subsidiaries, as applicable, and any business that is a natural outgrowth or a reasonable extension, development or expansion of such business;”

FOURTH:  Section 14 of the Certificate of Designations is hereby amended by deleting the following defined terms in their entirety and substituting the following defined terms listed below in lieu thereof:

““Company Debt Cap” means (a) $600,000,000 minus (b) any principal amounts Incurred pursuant to the Senior Debt Agreement (including any supplement thereto) (or any Permitted Refinancing Indebtedness in respect thereof) that are subsequently permanently repaid, prepaid, redeemed, purchased, defeased or otherwise satisfied (other than in connection with a refinancing, refunding, replacement, renewal or other similar transaction with respect thereto).”

““Permitted Liens” means (a) other than with respect to the Company, any Intermediate Holding Company and any direct or indirect Lien on the assets of or Equity Interests in Transtar, any Lien not prohibited by the Senior Debt Agreement, (b) with respect to any Lien on the assets of or Equity Interests in Transtar (other than Liens securing Indebtedness permitted to be Incurred pursuant to Section 8(a)(xi) and Section 8(a)(xiii)(x)), at any time the LTM Unlevered Free Cash Flow Condition is satisfied, Liens not prohibited by the Senior Debt Agreement, (c) Liens securing Indebtedness permitted to be Incurred pursuant to Section 8(a)(xi) and Section 8(a)(xiii)(x) and (d) Liens not securing Indebtedness for borrowed money permitted pursuant to clauses (1), (2), (3), (4), (5), (11), (12), (13), (14), (16), (21), (22), (23), (24), (25), (26), (27), (28), (31), (32) and (33) of the definition of Permitted Liens in the Senior Debt Agreement.”

““Senior Debt Agreement” means the Indenture, dated as of July 7, 2022, by and among FTAI Infra Escrow Holdings, LLC, a Delaware limited liability company (the “Escrow Issuer”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and as notes collateral agent (the “Notes Collateral Agent”), as supplemented by that certain First Supplemental Indenture, dated as of July 25, 2022, by and among the Escrow Issuer and the Trustee and Notes Collateral Agent, that certain Second Supplemental Indenture, dated as of August 1, 2022, by and among the Company, Percy, Transtar, LLC, a Delaware limited liability company, Birmingham Southern Railroad Company, an Alabama corporation, Delray Connecting Railroad Company, a Michigan corporation, Gary Railway Company, a Delaware corporation, Fairfield Southern Company, Inc., an Alabama corporation, Lorain Northern Company, a Delaware corporation, Texas & Northern Railway Company, a Texas corporation, The Lake Terminal Railroad Company, a Delaware corporation, Tracks Traffic and Management Services, Inc., a Delaware corporation, Union Railroad Company, LLC, a Delaware limited liability company, and the Trustee and Notes Collateral Agent, and that certain Third Supplemental Indenture, dated as of July 5, 2023, by and among the Company, Percy, Transtar, LLC, a Delaware limited liability company, Birmingham Southern Railroad Company, an Alabama corporation, Delray Connecting Railroad Company, a Michigan corporation, Gary Railway Company, a Delaware corporation, Fairfield Southern Company, Inc., an Alabama corporation, Lorain Northern Company, a Delaware corporation, Texas & Northern Railway Company, a Texas corporation, The Lake Terminal Railroad Company, a Delaware corporation, Tracks Traffic and Management Services, Inc., a Delaware corporation, Union Railroad Company, LLC, a Delaware limited liability company, and the Trustee and Notes Collateral Agent as in effect on July 5, 2023.”

FIFTH:  The foregoing amendment was duly adopted in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, FTAI Infrastructure Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 5th day of July, 2023.

FTAI INFRASTRUCTURE INC.

By:	/s/ Kenneth Nicholson
Name: Kenneth Nicholson
Title: Chief Executive Officer

[Signature Page to Certificate of Designation Amendment]